UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

Federal Home Loan Mortgage Corporation

(Exact name of registrant as specified in its charter)

Freddie Mac

Federally chartered corporation	001-34139	52-0904874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Jones Branch Drive McLean, Virginia		22102-3110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 903-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2017, Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation), acting through the Federal Housing Finance Agency (“FHFA”) as its Conservator, and the U.S. Department of the Treasury (“Treasury”) entered into a letter agreement (the “Letter Agreement”) to amend the Amended and Restated Certificate of Creation, Designation, Powers, Preferences, Rights, Privileges, Qualifications, Limitations, Restrictions, Terms and Conditions of Variable Liquidation Preference Senior Preferred Stock (Par Value $1.00 Per Share) dated September 27, 2012 (the “Senior Preferred Stock Certificate”). A copy of the Letter Agreement is filed as Exhibit 10.1 to this Report on Form 8-K and is incorporated herein by reference.

The principal changes pursuant to the Letter Agreement are summarized below:

•	For the Dividend Period from October 1, 2017 through and including December 31, 2017, the dividend otherwise payable to Treasury will be reduced by $2.4 billion. Consequently, upon the Conservator, acting as successor to the rights, titles, powers and privileges of the Board of Directors, declaring a Senior Preferred Stock dividend for this Dividend Period, Freddie Mac will pay a dividend to Treasury of approximately $2.25 billion by December 31, 2017.

•	For each Dividend Period from January 1, 2018 and thereafter, the Applicable Capital Reserve Amount used in determining the dividend payable to Treasury will be $3.0 billion, rather than zero as previously provided.

•	If, for any Dividend Period from January 1, 2018 and thereafter, a dividend that would otherwise be payable is not declared and paid, or a dividend is declared and paid in an amount less than the amount that would otherwise be payable, the Applicable Capital Reserve Amount will thereafter be zero.

•	The Liquidation Preference of the Senior Preferred Stock will be increased by $3.0 billion, to approximately $75.3 billion, on December 31, 2017.

As a result of our previous issuance to Treasury of a warrant to purchase shares of our common stock equal to 79.9% of the total number of shares of our common stock outstanding, on a fully diluted basis, we are deemed a related party to the U.S. government. For a discussion of our relationship and transactions with Treasury, see “Introduction – About Freddie Mac – Conservatorship and Government Support for Our Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Conservatorship and Related Matters — Purchase Agreement, Warrant and Senior Preferred Stock,” and “Note 2: Conservatorship and Related Matters — Related Parties as a Result of Conservatorship” in our Form 10-K for the year ended December 31, 2016.

Item 8.01.	Other Events.

On December 20, 2017, Congress passed the Tax Cuts and Jobs Act. This bill includes, among other things, a reduction of the U.S. corporate tax rate from 35% to 21%. Because of this reduction in the corporate tax rate, Freddie Mac is required to measure its net deferred tax asset using the new rate in the period in which the bill containing the rate change is signed by the President and enacted into law. This will result in an estimated one-time charge through the tax provision of approximately $5.3 billion in that period. This charge will likely result in Freddie Mac being required to draw from Treasury under the Senior Preferred Stock Purchase Agreement at the end of the next subsequent period.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed in the Exhibit Index below is being filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	Letter Agreement dated December 21, 2017 between the United States Department of the Treasury and the Federal Home Loan Mortgage Corporation, acting through the Federal Housing Finance Agency as its Conservator

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Kevin I. MacKenzie
Kevin I. MacKenzie
Vice President and Deputy General Counsel – Corporate Securities

Date: December 21, 2017